--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: December 31, 2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                X   Director             10% Owner
Tanzi           Nicholas       M.               Metromedia Fiber Network, Inc. ("MFNX")        ----                 ----
---------------------------------------------------------------------------------------------   X   Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            President & Chief Operating Officer
c/o Metromedia Company, One Meadowlands Plaza                              August 2000        -------------------------------------
---------------------------------------------                           --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                           (Month/Year)       ---
                                                                                                 Form filed by More than One
                                                                            September/2000       Reporting Person
East Rutherford  New Jersey     07073                                                         ---
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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See Attachment A attached.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-99)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4 and 5)      Year)
                                       ative        Year)
                                       Security

                                                             -----------------------------------------------------------

                                                                                                     Date      Expira-
                                                                                                     Exer-     tion
                                                             Code    V        (A)        (D)         cisable   Date
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Option to Buy                          $1.00      8/10/2000     M                       23,360      10/28/97  10/28/2007
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Option to Buy                          $2.625     8/10/2000     M                       26,640       8/31/98   8/31/2008
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Option to Buy                          $1.00      5/12/2000     M                       50,000      10/28/97  10/28/2007
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
------------------------------                    at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Class A Common Stock                                                D
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Class A Common Stock                                                D
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Class A Common Stock                                                D
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                                                 2,413,360          D
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Explanation of Responses:


                                                                                           Nicholas M. Tanzi
                                                                                        /s/ Nicholas M. Tanzi          10/24/2000
                                                                                  -----------------------------------  ----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                             Page 2
                                                                                                                    SEC 1474 (7-97)

Attachment A  -  Nicholas M. Tanzi - August 2000
------------------------------------------------

                                   Transaction                                                          Ownership    Nature of
                                   Code          Securities                   Amount of                 Form:        Indirect
                                                 Acquired or Disposed of      Securities Beneficially   Direct (D)   Beneficial
                       Transaction               -----------------------
Title of Security      Date        Code   V      Amount     A/D   Price       Owned at end of           or Indirect  Ownership
                                                                              Month                     (1)
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Class A Common         8/10/2000      A           23,360     A     $1.00                                    D
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       "               8/10/2000      S            2,500     D     $37.0625                                 D
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       "               8/10/2000      S           12,500     D     $38.8125                                 D
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       "               8/10/2000      S            5,000     D     $36.50                                   D
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       "               8/10/2000      S            2,500     D     $36.4375                                 D
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       "               8/10/2000      S              860     D     $36.75                                   D
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       "               8/10/2000      A           26,640     A     $2.625                                   D
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       "               8/10/2000      S           10,000     D     $36.875                                  D
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       "               8/10/2000      S            2,500     D     $36.625                                  D
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       "               8/10/2000      S            5,000     D     $37.375                                  D
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       "               8/10/2000      S            5,000     D     $37.4375                                 D
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       "               8/10/2000      S            4,140     D     $36.75                                   D
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       "               5/12/2000      A           50,000     A     $1.00                                    D
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       "               5/12/2000      S           40,000     D     $29.625                                  D
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       "               5/12/2000      S            2,500     D     $29.4375                                 D
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       "               5/12/2000      S            7,500     D     $29.375
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                                                                              110,000 (1)                   D
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1. In addition, as reported on Table II of this Form 4, Mr. Tanzi holds options to purchase 2,413,360 shares of the company's Class A common stock at exercise prices ranging from $.476880 to $19.875 per share.